Exhibit 99.1

Contacts:

CryoCor Gregory J. Tibbitts Chief Financial Officer (858) 909-2200 gtibbitts@cryocor.com	The Ruth Group Stephanie Carrington / Nick Laudico (investors) (646) 536-7017 / 7030 scarrington@theruthgroup.com nlaudico@theruthgroup.com Jason Rando (media) (646) 536-7025 jrando@theruthgroup.com

For Immediate Release

CryoCor Receives Nasdaq Letter

San Diego, CA, August 4, 2006 – CryoCor, Inc. (Nasdaq:CRYO), a medical device company focused on the treatment of cardiac arrhythmias, announced today the receipt of a letter from Nasdaq regarding a brief period of non-compliance with Nasdaq’s requirement, as set forth in Marketplace Rule 4350 (d) (2), that all members of a newly public company’s audit committee be considered independent under applicable Nasdaq and Securities and Exchange Commission, or SEC, rules within one year of the company’s initial listing date on the Nasdaq Global Market. Dr. Arda Minocherhomjee, who may not be considered independent for audit committee purposes under applicable SEC rules, remained on CryoCor’s audit committee for the five-day period from July 14, 2006, the one-year anniversary of CryoCor’s initial listing date, to July 18, 2006. This non-compliance was cured on July 19, 2006, when J. Mark Hattendorf, CPA, who is considered independent for purposes of applicable Nasdaq and SEC rules, joined CryoCor’s Board of Directors, including its audit committee, replacing Dr. Arda Minocherhomjee as a member of the audit committee. Dr. Minocherhomjee remains on CryoCor’s Board of Directors. During the period from July 14, 2006 to July 18, 2006, there were no meetings of, nor were any actions taken by, the audit committee.

Nasdaq indicated in its letter that, upon disclosure via press release of receipt of the letter and filing of a related 8-K with the SEC, the matter would be closed. CryoCor reported it does not expect any financial penalties or further questions or issues associated with this matter.

About CryoCor

CryoCor is a medical technology company that has developed and manufactures a disposable catheter system based on its proprietary cryoablation technology for the minimally invasive treatment of cardiac arrhythmias. CryoCor’s product, the CryoCor Cardiac Cryoablation System, or the Cryoablation System, is designed to treat cardiac arrhythmias through the use of cryoenergy, or extreme cold, to destroy targeted cardiac tissue. The Cryoablation System has been approved in Europe for the treatment of atrial fibrillation, or AF, and atrial flutter, or AFL, the two most common and difficult to treat arrhythmias, since 2002. In the United States, CryoCor is conducting a pivotal trial to evaluate the safety and efficacy of the Cryoablation System for the treatment of AF. In addition, CryoCor has conducted a pivotal trial for the treatment of AFL and filed an application for pre-market approval, or PMA, with the FDA in 2005. The FDA did not approve that PMA filing for the treatment of AFL and CryoCor intends to file an amendment to the PMA. For more information please visit CryoCor’s website at http://www.cryocor.com

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